Exhibit 10.6

Services Agreement

THIS SERVICES AGREEMENT (this “Agreement”), dated as of January 1, 2022 is by and between MDB CG Management Company, a Nevada corporation (the “Company”) and Patentvest S.A., a Nicaragua company (“Contractor”). The parties acknowledge and confirm that Contractor has commenced the process to change its name from “Patentvest S.A.” to “MDB Capital S.A.” and upon completion of said name change, all references to Contractor shall mean MDB Capital S.A., a Nicaragua company.

WHEREAS, Contractor provides workforce and human capital services to technologists, advisors, venture capital investors, financial companies, technology companies, and other established companies to optimize operations and commercialization efforts.

WHEREAS, the Company desires to engage Contractor to provide certain Services (as defined below), and Contractor desires to accept and confirm such engagement, on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Engagement; Services. (a) The Company hereby engages Contractor, and Contractor hereby accepts such engagement, pursuant to the terms and conditions set forth in this Agreement. The services to be provided by Contractor hereunder shall consist of providing administrative services to support the operations of the Company and its subsidiaries, including a broker-dealer, as specified in Exhibit A attached hereto and such other services as may be mutually agreed from time to time (collectively, the “Services”). The Contractor shall render such Services in a professional manner, to the best of Contractor’s ability, and in accordance with all applicable laws, rules and regulations and, to the extent applicable, any applicable agreements between the Company and its customers, clients and/or partners in relation to such Services. During the Term (as hereinafter defined) Contractor shall be available to provide Services to the Company on an as-needed basis, and Contractor shall not undertake any similar services for any other person or entity which would in any way limit or interfere with Contractor’s ability to provide such Services on an as-needed basis or conflict with Contractor’s performance of the Services hereunder.

(b) For the avoidance of doubt, the Contractor recognizes that certain of the Services hereunder are for the benefit of a broker-dealer licensed in the United States with the Securities and Exchange Commission (“SEC”), state regulatory authorities, and federally regulated self-regulatory organizations. The broker-dealer has an obligation to assure all communications to or from service providers are secure, private, and stored in broker-dealer’s books and records. Additionally, for an abundance of clarity, to the extent the Contractor makes any representations and warranties or agrees to any obligations with the Company that affect the broker-dealer, the broker-dealer is a beneficiary thereof.

(c) Because services hereunder may be provided to the broker-dealer that is part of the Company, in the provision of those services, there are special requirements, as provided herein. The Contractor is responsible for knowing those requirements and adhering to them. The broker-dealer is subject to examination and regulation by the SEC, state securities regulators and self-regulatory organizations; Contractor shall cooperate as deemed necessary by the broker-dealer in responding to regulators. Contractor shall not employ any person while that person is engaged in services requiring registration as a broker-dealer representative who is not so registered. Contractor shall not engage, including through any of its employees, any activity requiring registration as a broker-dealer. For clarity, employees who may also be employees of the broker-dealer (“dual employees”) may work on behalf of the broker-dealer, but not perform those activities as employees of Contractor that must be performed as a broker-dealer representative. The dual employees may not be involved in any securities transaction whatsoever in any way without the written permission of the broker-dealer provided in accordance with FINRA rule 3280 or any successor rule thereto. All communications with the broker-dealer or its employees must be done through encrypted devices and systems with cyber protection systems approved by the broker-dealer, and through the broker-dealer servers so they can be preserved for the broker-dealer required books and records. Any records retained by Contractor must be stored in a manner approved by the broker-dealer to provide adequate cyber/privacy protection and confidentiality. Any employee of Contractor who will have access to (1) any broker-dealer information; or (2) non-public information about the parent company, shall execute a confidentiality agreement as required by the Company, and executed copies will be provided to Company and the broker-dealer. The Contractor shall advise Company and the broker-dealer of any vendors or subcontractors used in providing its Services to the broker-dealer, but not necessarily other parts of the Company. If any subcontractor or vendor will have access to any broker dealer information, then the broker-dealer or the Company must approve in writing before the contractor or vendor is contracted.

2. Fees and Expenses. (a) As consideration for the Services, the Company shall pay the Contractor for the Services, in advance, a fee equal to the Contractor’s actual and reasonable costs plus a 7% mark-up (the “Monthly Fee”). Costs will be determined on a US GAAP basis. The Monthly Fee will be paid within 20 calendar days of presentation of the monthly invoicing, with supporting data as determined by the parties hereto and documentation as required by the accounting staff of the Company. Contractor will endeavor to present the monthly invoice on the first business day of the month for which the Monthly Fee is due and payable.

(b) The Company will also reimburse, without any mark-up, Contractor for (i) reasonable and documented expenses in relation to the Services and (ii) administrative expenses incurred by Contractor, but only if and to the extent such expenses shall have been approved by the Company in writing in advance of the incurrence of such expenses. If reimbursement of expenses is authorized, Contractor may submit monthly invoices for such expenses, including appropriate documentation of each expense incurred.

(c) Reserved.

(d) The Company and Contractor agree to review the pricing of any of the Services provided hereunder on a six-month basis, or as frequently as otherwise necessary, to adjust the costs and mark-up for any of the Services undertaken, and work to amicably to determine any changes required by law, rule and regulation, and to provide for proper, efficient and cost mindful services, while providing sufficient income for the operations of Contractor.

(e) Payments not made within 45 days after invoicing by the Company, subject to hold back for disputed service charges and expenses, and other setoffs to which the Company is entitled, at law or otherwise, will bear interest on a per annum basis of 8% or as otherwise mutually agreed to by the parties, for the actual days elapsed, on the basis of a 360-day year.

(f) The broker-dealer within the Company is not liable for any expense of the Company hereunder.

3. Records. Contractor agrees to maintain, and to provide to the Company upon request, complete and accurate documentation and records with respect to the Services and the time Contractor spends rendering Services, as well as any related expenses, in each case in a format reasonably satisfactory to the Company, and such records shall be clearly identifiable as to the Service and expense. Contractor shall allow the Company representative to inspect, examine, copy and audit such records during regular business hours upon not less than 48hours’ notice. Notwithstanding the foregoing, any records that relate to the broker-dealer within the Company must be provided to the broker-dealer contemporaneously with their creation or acquisition, and the broker-dealer will be responsible, with the Contractor, for maintaining those records. All records relating to the broker-dealer will be maintained in the same manner as the broker-dealer is required by law applicable to it.

4. Time for Performance. Contractor will perform the services according to the schedule mutually determined from time to time, it being understood that those Services that are generally recurring will be otherwise completed promptly without the need for a specific schedule for completion. Special Service requests will be completed as agreed. If the schedule calls for the Services to be performed in phases or discrete increments, Contractor shall not proceed from one phase or increment to the next without written authorization from the Company indicating completion and acceptance by the Company. In the event that the Contractor is unable to meet the completion date or schedule of services for any of the Services that have schedules due to circumstances beyond Contractor’s reasonable control, such as war, riots, strikes, lockouts, work slow down or stoppage (except strikes, lockouts, or work slow down or stoppage of Contractor’s employees or subcontractors), pandemics or general public health emergencies, acts of God, such as floods or earthquakes, and electrical blackouts or brownouts, Contractor shall inform the Company of the additional time required to perform the work and the Company may adjust the schedule for completion of Services.

5. Term and Termination. The term of this Agreement will commence on the date hereof and will continue until terminated by either party in accordance with this Agreement. Either party may terminate this Agreement for any reason at any time upon sixty (60) days’ prior written notice to the other party. The Company also may terminate this Agreement at any time in the event of any material breach of this Agreement by Contractor, which has been notified by the Company to the Contractor, with particularity of the nature of the breach with a minimum stated cure period as reasonably determined by the Company, and to the extent curable, has not been cured to the Company’s satisfaction, within 5 days after written notice and any stated cure period. The period during which this Agreement remains in effect is herein referred to as the “Term”. Upon any termination of this Agreement, (a) the Company shall pay Contractor any amount due hereunder with respect to Services properly completed by the Contractor through the date of termination, and (b) Contractor shall deliver to the Company all Confidential Information (as defined below) in Contractor’s possession or control, and shall cooperate in all reasonable respects to facilitate an orderly transition of work product and services to the Company and/or a replacement contractor designated by the Company. The provisions of this Section 5, as well as Sections 6 through 10, shall survive any termination or expiration of this Agreement.

6. Confidentiality and Work for Hire

(a) Contractor agrees to, and shall cause its Affiliates (as defined below), agents and representatives to, treat as confidential (i) any and all information concerning the Company and/or its Affiliates, and/or any of their respective clients, vendors, partners, businesses, assets, liabilities or operations, which is furnished or made available to Contractor, regardless of the manner in which such information is furnished or made available and whether or not labeled as “confidential” or with words of similar import, and (ii) the existence and terms of this Agreement (collectively, “Confidential Information”). Contractor further agrees not to, and to cause its Affiliates, agents and representatives not to, use or disclose any Confidential Information in any manner whatsoever, in whole or in part, other than in furtherance of the performance of Services hereunder for the benefit of the Company. For the avoidance of doubt, Contractor shall not advertise in any publication, media, website or other forum any Confidential Information, the relationship between Contractor and the Company, or the Services provided by Contractor, without the Company’s approval, not to be unreasonably withheld. The foregoing obligation of confidentiality and non-use shall not apply to information which is or becomes a matter of public record through no fault of Contractor or its Affiliates. If Contractor is compelled by order of a court or other governmental or legal body (or has notice that such an order is being sought) to divulge any Confidential Information to anyone other than the Company or, if applicable, a client of the Company, then Contractor agrees to promptly notify the Company, unless prohibited from doing so by the express terms of a subpoena or court order, and to cooperate fully with the Company in protecting such information to the extent possible under applicable law. For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any person or entity, any owner(s) of such person or entity, and family members thereof and any other person or entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first person or entity.

(b) Ownership and title in and to all materials and deliverables created or developed partially or wholly by Contractor or its Affiliates in rendering Services for the Company pursuant to this Agreement shall vest in and be owned by the Company, and Contractor and its Affiliates shall have no ownership or other rights therein. All materials and deliverables created and/or developed by Contractor or its Affiliates hereunder shall constitute “work made for hire” under all applicable laws. In the event any of the materials or deliverables created or developed by Contractor or its Affiliates pursuant to this Agreement do not qualify as “work made for hire”, Contractor or its Affiliates, as applicable, hereby assigns to the Company all right, title and interest in and to those materials and deliverables and to all copyright or other rights therein. Contractor agrees to, and to cause its Affiliates to, execute any documents necessary to effectuate any such assignment and the intent of this Section 6. For the avoidance of doubt, Contractor may use any generic materials for the provision of services to others, provided that such generic materials contain no proprietary or confidential information of the Company.

(c) Without limiting the provisions of Sections 6(a) and 6(b), Contractor further agrees to comply, and to cause its Affiliates to comply, with any applicable confidentiality, work for hire or similar agreements or commitments in effect from time to time between the Company and its customers, clients and/or vendors.

7. Certain Restrictive Covenants. In consideration of the engagement of Contractor and the amounts payable to Contractor hereunder, and Contractor’s past and future access to Confidential Information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contractor agrees that it shall not, and shall cause its Affiliates (other than Anthony DiGiandomenico and Christopher Marlett) not to, directly or indirectly:

(a) during the Term and for two (2) years after the expiration or termination of this Agreement for any reason (the “Restricted Period”), be employed by, work for, invest in, render advice or assistance to, consult with or otherwise assist or engage in any aspect of any business or entity which is competitive or planning to be competitive with the business of the Company, or which makes, provides, sells, licenses or offers any product or service that is competitive with, or which is a substitute for, any product or service which is at any time sold, licensed or offered, or in active development to be sold, licensed or offered, by the Company, in any geographic region in which the Company operates or has taken substantial steps to operate at the time of or within the twelve (12) month period immediately preceding any such termination or expiration of this Agreement; provided that the restrictions in this Section 7(a) shall not be applicable with respect to the ownership by Contractor or its Affiliates of any publicly-traded securities of companies engaged directly or indirectly in the business of the Company, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company;

(b) during the Restricted Period, contact, solicit, entice or cause, or attempt to contact, solicit, entice or cause, any customer, client, partner, supplier, vendor, licensee, licensor, consultant or other business relation of the Company or any affiliate thereof to cease doing business with the Company or any Affiliate thereof, or to reduce or change the level or nature of business such person or entity does with the Company or any Affiliate thereof, or to otherwise interfere with the Company’s relationship with any such person or entity;

(c) during the Restricted Period, contact, solicit, entice or cause, or attempt to contact, solicit, entice or cause, any person who is or at any time during the then preceding twelve (12) months was an employee of or independent contractor to the Company or any Affiliate thereof, to leave the employ of the Company or such Affiliate, and/or to accept employment or a consulting arrangement elsewhere, or hire or engage any such person, or hire or engage any such person;

(d) at any time, make any disparaging statement concerning the Company, any founder, employee, consultant or manager of the Company or any Affiliate thereof, or any product or service developed, acquired, marketed, licensed, sold or provided from time to time by or for the Company or any Affiliate thereof.

Contractor acknowledges and agrees that the restrictions referred to above are reasonable and valid in duration and scope and in all other respects. Contractor acknowledges that it would cause the Company serious and irreparable injury and cost if Contractor were to breach any of the obligations contained in this Agreement, and Contractor agrees that, in addition to any other remedies that the Company may have, the Company shall be entitled (without the requirement of posting any bond or other security) to obtain from a court of competent jurisdiction an injunction restraining the violation of any such obligation and Contractor shall not object thereto. If the scope of any of the restrictions set forth above are deemed by any court or other authority or tribunal to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Contractor hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

8. Certain Representations, Warranties and Agreements. Contractor hereby represents, warrants and agrees that: (a) Contractor has all requisite power and authority to enter into this Agreement and to perform the Services, and this Agreement has been duly and validly executed and delivered by Contractor; (b) all Services performed pursuant to this Agreement shall be performed by Contractor in a professional manner; (c) Contractor shall engage persons who have the professional background, ability in accordance with accepted industry standards, and expertise to provide the Services, and shall not replace its personnel providing the Services without the Company’s written consent; (d) the Services and any deliverables by Contractor do not and will not infringe any patent, copyright, trade secret or other proprietary right of any third person; and (e) Contractor is not a party to, has not entered into and will not enter into any agreement, whether written or oral, in conflict with this Agreement, or which could create any liability or obligations on the part of the Company or any of its Affiliates. Contractor agrees to obtain and maintain in effect insurance policies with appropriate coverage and liability limits satisfactory to the Company during the Term, in each case naming the Company as an additional insured and/or loss payee (and if Contractor is unable to obtain and maintain such insurance, Company may obtain and maintain such insurance on behalf of Contractor, at Contractor’s cost and expense). Contractor hereby agrees to indemnify, defend and hold the Company and its Affiliates harmless from and against any and all (i) claims, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees and costs) that the Company and/or any of its Affiliates may suffer or incur as a result of or relating to any breach or violation by Contractor of any of the representations, warranties, covenants or commitments set forth in this Agreement, and (ii) actions, claims, threats or proceedings against the Company by any person or entity with whom Contractor or any of its Affiliates or principals is or was an employee or service provider for any reason and on any theory whatsoever, irrespective of any action or inaction by the Company, it being expressly understood and agreed that, without limiting any other available rights or remedies, the Company shall have the right to set off and reduce any fees or other amounts payable to Contractor hereunder by the amount of any indemnity obligation owed by Contractor to the Company under this Section 7.

9. Nature of Relationship. It is expressly understood and agreed that Contractor is, and shall at all times be deemed to be, an independent contractor of the Company, and nothing in this Agreement shall in any way be deemed or construed to constitute Contractor as a partner or employee of the Company. Contractor shall not have any authority to act, or to sign and deliver any agreements or other documents, on behalf of the Company, except where specifically authorized by the Company. Contractor shall be responsible for the payment of all taxes and assessments, including, without limitation, income, social security and other self-employment taxes, related to the Services and any fees or compensation paid to Contractor. Contractor acknowledges that the Company has not provided, and the Contractor is not relying upon, any tax, accounting, legal or other advice in relation to this Agreement or any of the Services.

10. Miscellaneous. This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, nor may any of the Services be delegated or sub-contracted, in whole or in part by Contractor without the prior written consent of the Company. This Agreement constitutes the entire agreement and understanding of the parties hereto and supersedes all prior agreements, whether oral or written, between the parties relating to the subject matter hereof and may not be changed or modified except in writing signed by the parties hereto. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. The headings of the Sections and sub-sections hereof are inserted for convenience of reference only and shall not affect any interpretation of this Agreement. This Agreement shall be governed in all respects by the internal laws of the State of Texas, without regard to the conflicts of law principles. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the State of Texas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Each party hereby irrevocably waives any objection, including without limitation any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction. Prior to the initiation of formal dispute resolution procedures to address any dispute under this Agreement, the Contractor and the Company shall use commercially reasonably efforts to negotiate with each other in good faith to resolve such dispute. This Agreement may be executed by electronic signature and in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Services Agreement has been executed and delivered as of the date first above written.

COMPANY:

MDB CG Management Company

By:

Name:	Christopher Marlett

Title:	Chief Executive Officer

ACCEPTED AND AGREED:

CONTRACTOR:

Patentvest S.A.

(to be known as MDB Capital S.A. upon completion of name change)

By:

Name:	Javier Chamorro

Title:	Chief Executive Officer

Exhibit A

Schedule of Services

1.	Back-office services related to brokerage and clearing firms

2.	Background investigation, research, support, and advice in respect of the Company’s agreements with its customers, affiliates, and clients

3.	Contract servicing for the Company’s affiliates PatentVest Inc. and Public Ventures, LLC